Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 1, 2016, by and between Microphase Corporation, a Connecticut corporation with its principal place of business located at Microphase Corporation, 100 Trap Falls Road Extension, Suite 400, Shelton, Connecticut 06484 (the “Company”), and Necdet Ergul, an individual and resident of the State of Connecticut (“Employee” and together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.                Employee is the founder of the Company and has served as the Company’s Chief Executive Officer, President and Chairman of the board of directors of the Company (the “Board”).

B.                 Through his resignation letter, dated as of the date hereof, Employee has resigned immediately from the positions of Chief Executive Officer and Chairman, and will remain President of the Company until the occurrence of certain events set forth in Employee’s resignation letter.

C.                 Employee possesses certain knowledge and skills relating to technical aspects of the Company’s operations and product that the Company wishes to retain for the development and success of the Company’s business.

D.                The Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                  Employment; Duties. The Company hereby employs Employee, and Employee hereby accepts employment, as Chief Technical Advisor of the Company, subject to the terms and conditions set forth in this Agreement. Additionally, the Company hereby reaffirms the employment of Employee as President of the Company until the occurrence of certain events set forth in Employee’s resignation letter. As Chief Technical Advisor, Employee shall have such duties, responsibilities and authority as are commensurate and consistent with such position and as may, from time to time, be assigned to him by the board of directors of the Company (the “Board”) or the Company’s Chief Executive Officer. Employee shall report directly to the Chief Executive Officer. During the Term (as defined herein), Employee shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Employee for the making of passive personal investments, the conduct of private business affairs, and charitable activities shall be allowed, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

2.                  Term of Employment. The term of Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall commence on the date hereof (the “Commencement Date”) and end on January 31, 2018. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

3.                  Compensation of Employee.

(a)                Fees for Services. In consideration of the services rendered by Employee (the “Services”) and Employee’s other obligations under this Agreement, the annual base compensation for this position will be $75,000. Such compensation shall be payable in such installments as the Company pays its other employees.

(b)               Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by Employee on behalf of the Company in the performance of Employee’s duties hereunder.

(c)                Benefits. Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Employee and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

(d)               Vacation Benefits. During the Term, the Employee shall be entitled to receive vacation benefits in accordance with the Company’s applicable policies and procedures in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter. Subject to said vacation policies and procedures, the Employee shall be entitled to receive four (4) weeks of Company paid vacation, per year.

4.                  Termination; Disability; Resignation; Termination Without Cause.

(a)                Termination for Cause. The Company shall have the right to terminate the Employee’s employment hereunder for Cause. Upon such termination for Cause, Employee shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the obligations of the Company to Employee shall be as set forth below. For purposes of this Agreement, “Cause” shall mean:

(i)       Employee’s indictment or conviction of a felony or any crime involving moral turpitude under federal, state or local law;

(ii)       Employee’s failure to perform (other than as a result of Employee's being Disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement for any reason whatsoever and the Employee fails to cure such failure within ten business days following receipt of notice from the Company, or, if such failure cannot be cured within such ten business day period, Employee fails to initiate a cure within such ten business day period;

(iii)       Employee commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of the Company, or the Company’s business relationships, provided, however, that in such event the Company shall give the Employee written notice specifying in reasonable detail the reason for the termination;

(iv)       Any intentional misapplication by Employee of the Company’s funds or other material assets, or any other act of dishonesty injurious to the Company committed by Employee; or

(v)       Employee’s use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board of Directors reasonably determines renders Employee unfit to serve in his capacity as Chief Technical Advisor of the Company.

In the event the Company terminates the Employee's employment for Cause, then the Employee shall be entitled to receive only such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination (collectively, “Accrued Obligations”).

(b)               Disability. The Company shall have the right to terminate the Employee's employment hereunder by reason of the Employee's becoming Disabled for an aggregate period of ninety (90) days in any consecutive three hundred sixty (360) day period (the “Disability Period”).

(i)       “Disabled” as used in this Agreement means that, by reason of physical or mental incapacity, Employee shall fail or be unable to substantially perform the essential duties of his employment with or without reasonable accommodation.

(ii)       In the event Employee is Disabled, during the period of such disability he shall continue to receive his base compensation in the amount set forth in Section 3(a) hereof, which base compensation shall be reduced by the amount of all disability benefits he actually receives under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company. During the period of Disability and prior to termination, the Employee shall continue to receive the benefits provided in Section 6 hereof.

(iii)       For the purposes of this Section 4(b), any amounts to be paid to Employee by the Company pursuant to subsection (B) above, shall not be reduced by any disability income insurance proceeds received by him under any disability insurance policies owned or paid for by the Employee.

(iv)       If the Employee is terminated at the end of the Disability Period, then the Employee shall receive only such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination.

(c)                Death. The Company's employment of the Employee shall terminate upon his death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Employee shall be entitled to receive such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination.

(d)               Termination by the Employee for Good Reason.

The Employee may elect, by written notice to the Company, such notice to be effective immediately upon receipt by the Company, to terminate his employment hereunder if:

(i)       The Company sells all or substantially all of its assets and the Employee is not retained or otherwise has his employment terminated;

(ii)       The Company merges or consolidates with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company); provided, however, that the Employee shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein; or

(iii)       The Company defaults in making any of the payments required under this Agreement and said default continues for a ninety (90) day period after the Employee has given the Company written notice of the payment default.

If the Employee elects to terminate his employment hereunder pursuant to this Section 4(d), then the Company shall continue to pay to the Employee his salary and all benefits owed hereunder through the end of the current Term.

(e)                Resignation. If the Employee voluntarily resigns during the Term of this Agreement or any Renewal Term other than pursuant to Section 4(d) hereof, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement the Employee shall be entitled to receive such compensation, expenses and/or benefits that have been earned, accrued or vested as of and through the date of such termination, such date of termination to be mutually agreed upon between the Employee and the Company.

(f)                Termination Without Cause. The Company may terminate this Agreement at any time, for any reason, or for no reason, effective immediately upon notice to Employee, delivered in accordance with Section 6 of this Agreement, stating Company’s intention to terminate this Agreement. If the Company terminates this Agreement pursuant to this Section 4(f) during the Term of this Agreement or any Renewal Term, then the Company shall continue to pay to the Employee his salary hereunder through the first anniversary of the date of such termination and shall receive all Accrued Obligations as of the date of such termination.

5.                  Covenants.

(a)                Confidentiality; Nondisparagement.

(i)                 Proprietary Information. Employee understands and acknowledges that, during the course of his employment with the Company, Employee shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a Competitive Business, as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Developments (as defined herein), the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Employee can demonstrate is generally available to the public (other than as a result of a disclosure by Employee).

(ii)               Duty of Confidentiality. Employee agrees at all times, both during and after Employee’s employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Employee or the Company is or becomes a party or subject thereto. Employee also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Employee further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

(iii)             Investors, Other Third-Parties, and Goodwill. Employee acknowledges that all Company Investors, together with all distributors, representatives, agents, licensees and third-parties (“Other Third Parties”) that the Employee interacts and works with while employed by Company, are doing business with the Company and not with the Employee, personally, and that in the course of dealing with such Investors and Other Third Parties, the Company has established goodwill with respect to each such Investor and Other Third Party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Employee also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, the Investors and Other Third Parties, and that Employee will inevitably have to draw on such information if Employee solicits or provides services to any Investor or Other Third Parties on his own behalf or on behalf of a Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean any enterprise engaged in the RF, Microwave, Test and Measurement or other business that is substantially similar to that which the Company is engaged, or plans to be engaged, so long as Employee is directly involved in such business or planned business on behalf of the Company.

(iv)             Nondisparagement. The Employee agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees.

(b)               Restrictions on Solicitation. Employee shall not, directly or indirectly, without the prior written consent and approval of the Company, (i) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent three (3) month period, an employee, agent, representative or independent contractor of the Company, or solicit, induce or attempt to solicit or induce any of them to leave the employ or service of the Company or to violate the terms of their respective contracts, agreements or any employment arrangements with the Company; or (ii) induce or attempt to induce any customer, client, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the contract or relationship between the Company and any customer, client, supplier, distributor, licensee or other business relation of the Company. As used herein, the term “indirectly” shall include, without limitation, Employee’s permitting the use of Employee’s name by any Competitive Business to induce or interfere with any employee or business relationship of the Company.

(c)                Restrictions on Employee’s Competitive Employment. In order to protect the Company’s Proprietary Information and Third-Party Goodwill, Employee acknowledges and agrees that in the event this Agreement is terminated for any reason, then, from the date of such termination, or from the last date upon which Severance is paid to Employee, whichever is later, and for a period of one (1) year thereafter, the Employee shall not, without the Company’s express written consent, directly or indirectly, own, control, manage, operate, participate in, be employed by, permit the use of his name with, or act for or on behalf of, any Competitive Business which competes directly with the Company and its products. The Employee agrees that the restriction on competitive employment contemplated herein is necessary and reasonable in order to protect the Company in the conduct of its business.

(d)               Assignment of Developments.

(i)                 Employee acknowledges and agrees that all developments, including, without limitation, the creation of new products, devices, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, trade dress, service marks, copyrights, domain names, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof, including all results and proceeds of the foregoing, relating to the Business or future business of the Company that Employee, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Employee’s employment with or as a result of Employee’s employment with the Company (collectively, “Developments”) are being prepared by Employee as an employee of the Company within the scope of Employee’s employment and shall be considered as “works made for hire” and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on Employee’s part. If and to the extent the fact that the Developments are works made for hire is not effective to place ownership of the Developments and all rights therein to the Company, then Employee hereby solely, exclusively and irrevocably assigns and transfers to the Company any and all of his right, title and interest in and to the Developments. Employee agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare and to take any and all other actions that are necessary or desirable, in the reasonable opinion of the Company, to evidence or effectuate all or any of the Company’s rights hereunder, including executing and delivering patent, trademark or copyright applications and instruments of assignment to the Company and enabling the Company to file instruments of assignment for, to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of Employee’s employment with the Company.

(ii)               If any patent, trademark or copyright application is filed by Employee or on Employee’s behalf during Employee’s employment with the Company or within one (1) year after Employee’s leaving the Company’s employ, describing a Development within the scope of Employee’s work for the Company or which otherwise relates to a portion of the business of the Company, of which the Employee had knowledge during Employee’s employment with the Company, it is to be conclusively presumed that the Development was conceived by Employee during the period of such employment.

(e)                Remedies. Employee acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Proprietary Information. Employee further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Section 4.4 and Section 4.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Employee’s ability to earn a livelihood or create or impose upon Employee any undue hardship. Employee also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(f)                Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software, information relating to the research, development, preparation, maintenance and sale of any Company created products, including RF or Microwave products, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the Business of the Company or containing Proprietary Information and/or Developments, which Employee shall use or prepare or come in contact with in the course of, or as a result of, Employee’s employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and other property provided to Employee by the Company or obtained by Employee, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Employee’s employment or upon the prior demand of the Company, Employee shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company’s request for return.

6.                  Notices. Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:	Microphase Corporation
100 Trap Falls Road Extension, Suite 400
Shelton, Connecticut 06484
Attention: Michael Ghadaksaz, CEO
Facsimile: [●]

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Attn: Scott E. Linsky
Facsimile: (732) 396-4401

If to Employee:	Necdet Ergul
88 Round Hill Road
Greenwich, CT 06831

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7.                  Miscellaneous.

(a)                Representations and Covenants. In order to induce the Company to enter into this Agreement, the Employee makes the following representations and covenants to the Company and acknowledges that Company is relying upon such representations and covenants:

(i)                 No agreements or obligations exist to which the Employee is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling any and all of the terms and conditions of this Agreement.

(ii)               Employee, during his employment, shall use his best efforts to disclose to the Board, in writing, or by other effective method, any bona fide information known by him, which he reasonably believes is not known to the Board, and which he reasonably believes would have any material negative impact on the Company.

(b)               Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes the effectiveness all other prior agreements and understandings between the Parties or between Employee and the Company with respect to such subject matter, including, without limitation the Employment Agreement dated February 12, 2015.

(c)                Amendment; Waiver. The Parties agree that this Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

(d)               Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. Employee’s rights or obligations under this Agreement may not be assigned by Employee.

(e)                Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)                Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes, by the laws and public policy of the State of New York, except as it pertains to conflict of laws principles. Jurisdiction and venue shall be conferred upon the state and federal courts located in the City and State of New York.

(g)               Further Assurances. Each of the Parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time, and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(h)               Severability. The Parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the Parties further agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

(i)                 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

(j)                 Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company the Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax while, to the extent possible, preserving the overall economic benefit to the Employee of such payments or benefits. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 7.10; provided that neither the Company nor any of its officers, directors, shareholders, employees, agents or representatives shall have any liability to the Employee with respect thereto.

(k)               Survival. Notwithstanding the termination of the Employee’s employment hereunder, the terms, conditions and provisions contained herein shall survive such termination.

(l)                 Counterparts. The Parties agree that this Agreement may be signed in two (2) or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

MICROPHASE CORPORATION

By:  /s/ Michael Ghadaksaz

Name: Michael Ghadaksaz

Title:   Chief Executive Officer

EMPLOYEE

/s/ Necdet Ergul

NECDET ERGUL, an individual